Advance Auto Parts Names Elizabeth Dreyer Chief Accounting Officer

RALEIGH, N.C., January 5, 2024 – Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America that serves both professional installer and do-it-yourself customers, today announced that it has appointed Elizabeth Dreyer as senior vice president, controller and chief accounting officer, effective January 9, 2024. In this role, Dreyer will be responsible for enterprise-wide accounting operations, tax, external financial reporting and all related compliance.

“I’m excited to welcome Elizabeth to the Advance family as our new chief accounting officer,” said Ryan Grimsland, executive vice president and chief financial officer. “Elizabeth’s breadth of experience in financial management will greatly strengthen our finance organization and help us to further build a best in class accounting function. I look forward to working with her closely as we begin this next chapter for Advance.”

Ms. Dreyer, 61, brings 30 years of accounting and finance experience to Advance. Most recently, she served as chief accounting officer and controller at Amyris, Inc., a public biotechnology company creating clean beauty consumer products and ingredients, since October 2022. Prior to Amyris, Dreyer served as senior vice president and chief accounting officer at Travel + Leisure Co., a public vacation ownership and exchange company, from 2018-2022; vice president, controller and chief accounting officer, for Edgewood Personal Care, formerly Energizer Holdings, the global manufacturer of batteries and consumer products, from 2015-2018; and vice president, controller and chief accounting officer, for Hillenbrand, Inc., a global industrial manufacturer of process equipment and death care products, from 2010-2015. Prior to Hillenbrand, Dreyer served in a variety of financial roles with several different companies in the healthcare and automotive industries, including Createc Corporation, a foam manufacturer for automotive and consumer goods industries, and ADESA, Inc., an automobile auction and floor plan financing company.

Dreyer earned her bachelor’s degree in business from Indiana University in Bloomington, Ind., and is a Certified Public Accountant.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of October 7, 2023, Advance operated 4,785 stores and 320 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,307 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

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